Executive Severance Plan

Exhibit 10.3
CLECO CORPORATE HOLDINGS LLC
EXECUTIVE SEVERANCE PLAN

    THIS AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN (the "Plan") is adopted by Cleco Corporate Holdings LLC (the "Company") effective as set forth below.

1.    Purpose:

    This Plan is intended to be a welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which benefits a select group of key management employees, subject to the terms and conditions set forth herein.

2.    Definitions:

2.1    “Affected Entity” means the Company, Cleco Power LLC, or Cleco Cajun LLC.

2.2    "Affiliate" means a subsidiary or affiliate of the Company, at least 80% of the equity securities of which are owned directly or indirectly by the Company.

2.3    "Average Bonus" means the average of a Covered Executive's annual bonus payable under the Company's Annual Incentive Plan, or any successor thereto, during the three whole fiscal years immediately preceding such executive's Separation Date; provided that if a Covered Executive has not been employed by the Company during the three whole fiscal years preceding his or her Separation Date, such average shall be determined with respect to amounts payable during his or her actual period of eligibility.

2.4    "Base Compensation" means a Covered Executive's periodic regular rate of pay, determined without regard to any bonus, incentive, equity compensation, fringe benefit or similar amount. "Annualized Base Compensation" means the annualized rate of a Covered Executive's Base Compensation in effect immediately prior to the commencement of a Change in Control Period.

2.5    "Board" or "Board of Managers" means the Board of Managers of the Company.

2.6    "Change in Control." The Company’s Board of Managers determines whether a "Change in Control" has occurred using the following guidelines:

a.    A Triggering Acquiror of an Affected Entity is or becomes the "beneficial owner" (as determined in Rule 13d-3 promulgated under the Exchange Act) of 80% or more of the combined voting power of the outstanding securities of such Affected Entity;

b.    An Affected Entity is party to a merger or consolidation with another entity and, as a result of such transaction, 80% or more of the combined voting power of outstanding securities of the Affected Entity or its successor in the merger (or a direct or indirect parent company of the Affected Entity or its successor in the merger) is owned in the aggregate by persons who were not "beneficial owners" (as determined in Rule 13d-3 promulgated under the Exchange Act) of securities of such Affected Entity immediately before such transaction;

c.    The owners of an Affected Entity approve a plan of dissolution or liquidation; or

Executive Severance Plan

d.    All or substantially all of the assets or the issued and outstanding membership interests of an Affected Entity are sold, leased or otherwise disposed of in one or a series of related transactions to a person, other than another Affected Entity or an Affiliate.

2.7    "Change in Control Period" means the 60-day period preceding and the 24-month period following the consummation of a Change in Control.

2.8    "Code" means the Internal Revenue Code of 1986, as amended, including any successor thereto and any regulation or other guidance promulgated thereunder.

2.9    "Committee” means the Board of Managers of the Company as constituted from time to time, or any designee thereof.

2.10    "Constructive Termination" means: (a) a material reduction, other than a reduction in pay uniformly applicable to all officers of the Company, in the amount of a Covered Executive's Base Compensation; and (b) a contemporaneous, material diminution in a Covered Executive's authority, duties or responsibilities. No event or condition shall constitute a Constructive Termination hereunder unless: (i) a Covered Executive provides to the Committee written notice of his or her objection to such event not later than 60 days after such executive first learns, or should have learned, of such event; (ii) such event is not corrected by the Company promptly after receipt of such notice, but in no event more than 30 days after receipt thereof; and (iii) such executive Separates From Service not more than 15 days following the expiration of the 30-day period described in clause (ii) hereof.

2.11    "Covered Executive" means a common law employee of the Employer who is eligible to receive benefits in accordance with the provisions of this Plan (a) by virtue of holding the title of "director", or above as reflected in Exhibits A and B, or (b) pursuant to the terms of an employment or similar agreement.

2.12    "Employer" means the Company, Cleco Power LLC, Cleco Support Group LLC, Cleco Cajun LLC, and any other Affiliate.

2.13    "Exchange Act" means the Securities Exchange Act of 1934, as amended, including any rule, regulation or interpretation promulgated thereunder.

2.14    "Good Reason" means that: (a) a Covered Executive's Base Compensation in effect immediately before the commencement of a Change in Control Period is materially reduced, or there is a material reduction or termination of such executive's rights to any employee benefit in effect immediately prior to such period; (b) a Covered Executive's authority, duties or responsibilities are materially reduced from those in effect immediately before the commencement of a Change in Control Period (it being understood that in no event shall a Covered Executive's authority, duties or responsibilities be deemed to be reduced as a consequence of or related to the Company ceasing to be a publicly listed company); (c) a Covered Executive is required to be away from his or her office in the course of discharging his or her duties and responsibilities significantly more than was required before the commencement of a Change in Control Period; or (d) a Covered Executive is required to transfer to an office or business location that is more than 60 miles from the primary location to which he or she was assigned prior to the commencement of a Change in Control Period. No event or condition shall constitute Good Reason hereunder unless: (i) a

Executive Severance Plan

Covered Executive provides to the Committee written notice of his or her objection to such event not later than 60 days after such executive first learns, or should have learned, of such event; (ii) such event is not corrected by the Company promptly after receipt of such notice, but in no event more than 30 days after receipt thereof; and (iii) such executive Separates From Service not more than 15 days following the expiration of the 30-day period described in clause (ii) hereof.

2.15    "Participant” means a Covered Executive who has satisfied the conditions of Section 3.2 hereof and is otherwise eligible to receive benefits hereunder.”

2.16    "Severance Benefits" means Basic Severance and Change in Control Severance; "Basic Severance" means payments and benefits on account of a Participant's Separation from Service, other than during a Change in Control Period; "Change in Control Severance" means payments and benefits on account of a Participant's Separation From Service during a Change in Control Period.

2.17    “Triggering Acquiror” of an Affected Entity means any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or an Affiliate or any "person" who on the effective date of this Plan is a manager, officer, or is the "beneficial owner" (as determined in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of outstanding securities of such Affected Entity or of an employee stock ownership plan (within the meaning of Code Section 4975(e)(7)) sponsored by such Affected Entity.

2.18    "Years of Employment" or "YOE" means a Participant's period of consecutive service with the Employer, determined as of his or her Separation Date, measured in 12-month increments; a partial period of not less than six whole months shall be treated as a full Year of Employment; a partial period of less than six whole months shall be disregarded. If a Participant terminates his or her employment with the Employer and is later rehired, Years of Employment shall be measured from his or her reemployment date.

2.19    Further Definitions. The terms "Cause," "Disability," "Retirement," "Separation Date" and "Separation From Service" shall have the meanings ascribed to them in the Company's 2017 Long-Term Incentive Compensation Plan, as the same may be amended, modified, restated or replaced, from time to time (the "LTIP").

3.    Eligibility for Severance Benefits:

3.1    Qualifying Separation. A Covered Executive may be eligible to receive Basic Severance or Change in Control Severance, as the case may be, provided his or her Separation From Service constitutes a Qualifying Separation. For this purpose, the term "Qualifying Separation" shall mean a Separation From Service that:

a.    Is involuntary by the Covered Executive, other than on account of Cause, or is initiated by a Covered Executive on account of Good Reason or Constructive Termination, as the case may be.

    b.    With respect to Basic Severance, further: (1) that a Covered Executive's Separation Date does not occur during a Change in Control Period; (ii) that such executive's Separation From Service was not initiated by the Company on account of poor performance, whether or not constituting Cause; and (iii) if such Qualifying Separation is in connection with a merger, acquisition, sale, transfer, reorganization or restructuring of the Company or any Affiliate or business unit or division thereof, other than a Change in Control, that such executive is not

Executive Severance Plan

offered another position with the Employer, the acquiring entity or their successors that provides base salary and bonus opportunity substantially equal in the aggregate to his or her then current Base Compensation and bonus opportunity.

    c.    With respect to Change in Control Severance, further that a Covered Executive's Qualifying Separation occurs during a Change in Control Period.

3.2    Waiver, Release and Covenants. Upon a Covered Executive's Qualifying Separation, the Committee, or its designee, shall provide to such executive written notice of his or her eligibility for Severance Benefits hereunder; provided, however, that as a condition of receiving such benefits, he or she shall be required to execute and timely deliver to the Company such agreement or agreements as the Company, in its sole discretion, shall deem necessary or appropriate to protect its business and economic value, including the business and economic value of its Affiliates, such agreement or agreements to provide for any one or more of the following: a waiver and release in favor of the Company and its Affiliates; covenants protecting confidential information; covenants prohibiting competition; covenants prohibiting the solicitation of customers and employees; and prohibitions on disparagement by the Executive and the Company and to be substantially in the form attached hereto as Exhibit 1, "Basic Waiver, Release and Covenants Agreement," as the same may be modified in the discretion of the Committee from time to time.

4.    Terms and Conditions Applicable to Severance Benefits:

4.1    Benefits. Subject to the terms and conditions of payment otherwise set forth herein, Basic Severance shall consist of those cash payments set forth on Exhibit A hereto, the terms of which are incorporated herein by this reference; Change in Control Severance shall consist of those cash payments and benefits set forth on Exhibit B hereto, the terms of which are incorporated herein by reference.

4.2    Cash Payments, Except as provided in Section 4.5 hereof, any Base Compensation Cash Payment, Cash Payment in Lieu of Outplacement, and/or Change in Control Cash Payment, each as described in Exhibit A or B hereto, shall be aggregated and paid in the form of a single-sum on or before the 60th day following the Participant's Separation Date, provided that such Participant's Release has then become irrevocable.

4.3    Medical Benefits. Medical Benefits hereunder may consist of:

    a.    Access to continuation coverage under the Company's group medical plan, which coverage (i) shall be contingent upon each Participant's timely election to continue coverage under such plan within the meaning of Code Section 4980B, and (ii) shall offset any period of continuation coverage otherwise available under applicable law; and/or

    b.    Cash payments in an amount equal to the full cost of the same type and level of continuation coverage under the Company's group medical plan as elected by such Participant and/or his or her spouse or dependents under Code Section 4980B. Cash payments hereunder shall be made monthly during the period specified in Exhibit A or B hereto, as the case may be, 30 days in arrears.

Access to coverage and/or cash payments hereunder shall cease or be reduced, as the case may be, upon the earlier of the period specified in Exhibit A or B hereto or, if earlier, the date on which such Participant or his or her spouse or dependent becomes eligible for coverage under another employer's group medical plan.

Executive Severance Plan

4.4    Home Purchase and Relocation. Subject to the provisions of Exhibit B hereto:

    a.    The Company shall purchase the principal residence occupied by a Participant as of his or her Separation Date (such Participant's "Principal Residence"), provided such Principal Residence is located within 60 miles of the Participant's primary work location, for an amount equal to the greater of (i) the fair market value of such residence as determined by the Company's third party relocation service, or (ii) the purchase price of such residence and the documented cost of any capital improvements made by the Participant, but not more than 120% of such purchase price.

    b.    The Company shall further pay or reimburse a Participant for the cost of relocation, including the relocation of his or her immediate family and their household goods and other personal property, in accordance with the Company's usual relocation practice, to any location in the continental United States.

    Notwithstanding the foregoing, the Company shall not be obligated hereunder, unless: (a) a Participant actually relocates to a new principal residence that is more than 100 miles from his or her Principal Residence, and (b) such Participant submits his or her written request to the Company for the purchase of such Principal Residence hereunder not later than 12 months after his or her Separation Date. In any event, payment hereunder shall be made not later than December 31 of the calendar year following the year in which a Participant's Separation Date occurs.

4.5    Code Section 409A Compliance. If a Participant is a "specified employee" within the meaning of Code Section 409A as of his or her Separation Date and any amount or benefit payable or due hereunder is deemed to constitute "deferred compensation" that is subject to the payment restrictions set forth in Code Section 409A, the Company shall delay the payment of all or the affected portion of any such amount or benefit until the first business day of the seventh month following such Participant's Separation Date. Payment shall be made as soon as practicable thereafter, but without liability for interest or loss of investment opportunity. Status as a "specified employee" shall be determined by the Committee in accordance with Code Section 409A and regulations and guidance issued with respect thereto. For this purpose, each payment or benefit hereunder shall be designated as a separate payment or benefit under the short-term deferral provisions, the exemption for involuntary termination payments, the exemption for in-kind benefits, and the exemption for medical expense reimbursements.

    Any payment or benefit hereunder that is deemed "deferred compensation" within the meaning of Code Section 409A and that could be due in one of two years shall be paid in the second such year.

4.6    Excise Tax Limitation. If any payment or benefit made or provided to a Participant by the Company or an Affiliate, is subject to the excise tax imposed under Code Section 4999 or similar tax or penalty, then such payment or benefit, including Severance Benefits hereunder; shall be reduced to the minimum extent necessary to avoid the imposition of such tax by reducing cash payments hereunder. The amount of any such reduction shall be determined by a nationally recognized public accounting firm retained by the Company, as soon as practicable following a Participant's Separation Date. All fees and expenses of such accounting firm shall be borne by the Company. The Company and any affected Participant shall promptly furnish to such accounting firm such information as may be reasonably required to calculate any reduction hereunder. Such accounting firm shall provide a written determination of such reduction, together with detailed supporting calculations to the Company and the Participant, which shall be binding upon such parties.

Executive Severance Plan

5.    Other Benefits:

5.1    Annual Incentive Plan. In addition to any Severance Benefits hereunder, each Participant shall receive under the Company's Short-Term Incentive Plan, or any successor thereto, an annual incentive for the Company's fiscal year in which his or her Separation Date occurs, which:

    a.    With respect to Basic Severance, shall be (i) determined in accordance with the terms of such plan, (ii) prorated to reflect his or her period of service during such year, and (iii) paid at the time such incentives are customarily paid.

    b.    With respect to Change in Control Severance, shall be (i) determined as such Participant's target incentive for such year, (ii) prorated to reflect his or her period of service during such year, and (iii) paid at the time or times determined in accordance with Section 4.2 hereof.

5.2    Long-Term Incentive Compensation Plan. Each Participant shall receive, in addition to any Severance Benefits hereunder, all rights and benefits to which he or she may be entitled under the LTIP, including any predecessor thereto; the terms and conditions of such plan and any individual grant or award thereunder shall govern the rights and benefits afforded to each Participant therein.

5.3    Business Expenses. The Company shall reimburse a Covered Executive for any reasonable and necessary business expenses incurred but not yet reimbursed as of his or her Separation Date, provided that the expenses are otherwise reimbursable under the Company's standard reimbursement policy and that any request for reimbursement is made and documented in accordance with the Company's standard practices.

5.4    Other Plans, Policies and Arrangements. Except as expressly provided herein, nothing contained in this Plan is intended to impair or diminish any benefit or right accrued and vested as of a Covered Executive's Separation Date under a separate employee benefit plan or program maintained by the Employer, which shall be administered and paid in accordance with its terms; provided, however that as a condition of the receipt of a benefit hereunder, a Participant shall be deemed to have waived and forfeited any right to receive termination, separation or severance benefits, whether payable under the terms of an employment or similar arrangement with the Company or an Affiliate or under a separate severance pay plan, policy or program maintained by the Company or an Affiliate.

6.    Administration and Claims:

6.1    Administration. The Committee shall administer this Plan, in its discretion. Among other things, it shall determine the position or title of each Participant as of his or her Separation Date, whether the conditions applicable to the receipt of any Severance Benefits hereunder have been satisfied, and the amount or form of Severance Benefits payable hereunder. The Committee may adopt rules and procedures and has the discretionary authority to determine all questions of eligibility for participation and for benefits and it has the discretionary authority to interpret the Plan and any form or document related to the Plan, including the resolution of uncertainty created by any conflict, ambiguity or omission contained in the Plan and/or its related forms and documents. The Committee may delegate to the appropriate officers and employees of the Company one or more of its duties and obligations hereunder.

Executive Severance Plan

6.2    Claims. The Committee or its designee shall furnish each Covered Executive with any necessary documents to claim Severance Benefits hereunder at the time of his or her Separation From Service, or as soon as practicable thereafter.

    If a Covered Executive believes he or she is eligible to receive Severance Benefits, or that the amount of any such benefit has not been correctly determined, such executive may file a written claim with the Committee through the Company's Human Resources Department. Such claim shall identify the amount in controversy, include a description of the circumstances and provisions of the Plan supporting the claim, and include any documents or other evidence that supports payment of the disputed amount.

    The Committee shall respond, in writing, within 90 days following the receipt of such claim. If the claim is denied, in whole or in part, the response shall include the reasons why the claim is denied and identify the Plan provisions and employment records upon which the denial is based. A denial hereunder can be appealed by providing written notice to the Company's Human Resources Department not later than 60 days after the denial is received. A Covered Executive may request copies of any documents in the possession of the Employer relevant to the determination of his or her Severance Benefits, such as salary history, promotion records and a copy of the Plan. The Committee shall provide to the Covered Executive written notice of its disposition not later than 60 days after the appeal is received.

    If a Covered Executive fails to file a claim within 12 months after his or her Separation Date, his or her Severance Benefits paid hereunder; if any, shall be deemed final and correct. If a Covered Executive fails to appeal a claim within the time provided herein, the initial determination of the Committee shall be deemed final and binding on all persons claiming an interest or right in such benefit.

    No arbitration or other legal action to recover benefits or with respect to any other matter related to this Plan may be commenced before the claimant has timely exhausted the claim and appeal procedures described above. In no event may any such action be brought more than 6 months after the date of decision on an appeal.

7.    General Provisions:

7.1    Spendthrift Provision. Severance Benefits hereunder are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefit will be void and given no effect. Any benefit payable under the terms of the Plan shall not be subject to attachment or legal process, and any such action shall not be recognized by the Employer.

7.2    Employment Rights. Participation in the Plan is not an employment agreement; nothing contained herein is intended to provide a Covered Executive the right to be retained in the employ of the Employer, absent a written agreement to the contrary.

7.3    Amendment or Termination. Except as provided herein, the Company has no obligation to maintain the Plan for any particular length of time; the Committee possesses the right, at any time, to amend or terminate this Plan, in whole or in part, by providing 30 days prior written notice to each Covered Executive hereunder. Notwithstanding the foregoing: (a) no amendment or termination shall impair any Severance Benefits due with respect to a Qualifying Separation that occurs before the adoption or effective date of any such amendment or termination; and (b) no termination or other amendment that materially adversely affects the rights or benefits of any Covered Executive hereunder shall be made or effective during the Change in Control Period, without the prior written consent of such executive.

Executive Severance Plan

Nothing contained herein shall be deemed to amend any plan, policy or program maintained by the Employer, or to prohibit the amendment, modification or termination of any plan, policy or program maintained by the Employer, including but not limited to the group medical plan, which shall be at the discretion of the Employer in accordance with the provisions of any such plan.

7.4    Debts to Employer; Coordination with WARN. Benefits otherwise payable under the Plan will be reduced by any amounts that the Covered Executive is obligated to repay or that the Covered Executive owes to the Employer for any reason, including for Employer equipment or other property. Severance Benefits payable hereunder shall be reduced by any amount required to be paid under the Worker Adjustment and Retraining Notification Act.

7.5    Successors; Binding Plan. This Plan is binding upon the Company and any successor to the Company, whether by purchase, merger, consolidation or otherwise. This Plan shall inure to the benefit of each Covered Executive, including his or her personal or legal representatives, and executors or heirs. If a Participant dies while Severance Benefits remain payable hereunder, the remaining amount shall be paid to his or her surviving spouse or estate.

7.6    Governing Law. The Plan is governed by federal law to the extent applicable, and to the extent not applicable, by the internal laws of the State of Louisiana, without regard to its principles concerning conflicts of law.

7.7    General Assets. Benefits payable from the Plan are solely from the general assets of the Employer. The Employer has not established a trust or earmarked any asset to pay benefits, and it has not acquired any form of insurance to fund any benefit hereunder.

7.8    Taxes. As a condition of any payment hereunder, the Company shall withhold and deduct from any payments made under this Plan all federal, state or local taxes required by applicable law to be withheld.

7.9    Attorneys' Fees. In the event any dispute in connection with this Plan arises with respect to the payment of Severance Benefits hereunder, all costs, fees and expenses, including attorneys' fees, of any legal action in connection with such matters shall be borne by the Company, provided that a Covered Executive prevails on at least one material issue.

7.10    Arbitration. As a condition of the receipt of Severance Benefits under the Plan, any dispute or controversy that arises hereunder and after the Plan's claims procedures are timely exhausted, shall be resolved by arbitration. Any arbitration proceeding shall be conducted in accordance with the employment rules of JAMS. Any dispute or claim shall be presented to a single arbitrator selected by the mutual agreement of the parties (or the arbitrator will be selected in accordance with the rules of JAMS). All determinations of the arbitrator will be final and binding. Subject to Section 7.9, each party to the arbitration proceeding will bear its own costs in connection with the proceedings, except that the costs and expenses of the arbitrator will be divided evenly between the parties. As part of the consideration for participation in this Plan, the Covered Executive agrees that the venue for any arbitration proceeding will be in Pineville, Louisiana and that the state and federal courts in Alexandria, Louisiana, shall have exclusion jurisdiction of any claim to which the arbitration provision in this Plan does not apply (including a judicial proceeding to enforce the Plan's arbitration provision), and the Covered Executive consents to the personal jurisdiction of any such court.

Executive Severance Plan

THIS EXECUTIVE SEVERANCE PLAN was approved by the Board of Managers of Cleco Corporate Holdings LLC on May 21, 2021, to be effective as of such date.

Cleco Corporate Holdings LLC By: /s/ William Fontenot William Fontenot President and Chief Executive Officer Date: May 21, 2021

Executive Severance Plan

EXHIBIT A
BASIC SEVERANCE BENEFITS

BASIC SEVERANCE BENEFITS
Title	Base Compensation Cash Payment	Cash Payment in Lieu of Outplacement	Medical Benefits/Payments
Director	Minimum Benefit: 16 weeks of Base Compensation	$10,000	Cash payments for a maximum period equal to the number of whole months of Base Compensation Cash Payment
	Additional two weeks for each YOE
	Maximum Benefit: 52 weeks of Base Compensation
Vice President	Minimum Benefit: 32 weeks of Base Compensation	$20,000	Cash payments for a maximum period equal to the number of whole months of Base Compensation Cash Payment
	Additional one month for each YOE
	Maximum Benefit: 52 weeks of Base Compensation
Executive Management Team	52 weeks of Base Compensation	$25,000	Cash payments for a maximum period of 18 months
President & CEO	52 weeks of Base Compensation	$50,000	Cash payments for a maximum period of 18 months

Executive Severance Plan

EXHIBIT B
CHANGE IN CONTROL SEVERANCE BENEFITS

CHANGE IN CONTROL SEVERANCE BENEFITS
Title	Change in Control Cash Payment	Home Purchase/ Relocation	Medical Benefits/Payments
Director	Same as Basic Severance Benefits (Exhibit A)	NA	Cash payments for a maximum period equal to the number of whole months of Base Compensation Cash Payment
Vice President	2 X the sum of Annualized Base Compensation and Average Bonus	Available	Cash payments and coverage for a maximum period of 24 months
Executive Management Team or above	2 X the sum of Annualized Base Compensation and Average Bonus	Available	Cash payments and coverage for a maximum period of 24 months

EXHIBIT 1

CLECO CORPORATE HOLDINGS LLC EXECUTIVE SEVERANCE PLAN
BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT

Name of Executive:
Date of Delivery:
Type and Duration of Severance
    Basic Severance     Change in Control Severance
Duration _________ weeks

THIS BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT (the "Agreement") is made and delivered by the executive named above ("Executive") in consideration and as a condition of the receipt of payments as a Covered Executive under and a Participant in the Executive Severance Plan maintained by Cleco Corporate Holdings LLC (the "Company"), as the same has been amended from time to time (the "Plan"), the adequacy of which consideration is hereby acknowledged.

1.    WAIVER AND RELEASE:

1.1    Claims Released. Executive, on his or her own behalf and on behalf of Executive's heirs, successors and assigns, hereby releases and discharges the Company and its Affiliates, and their respective past, present, or future parents, subsidiaries and affiliates, regardless of the form of entity in which maintained, shareholders, officers, directors, managers, members, partners, owners, agents, trustees, administrators, insurers, attorneys, employees, and employee benefit plans or funds and their fiduciaries, including any predecessors, successors and/or assigns thereto (collectively, the "Protected Parties") from any claims, demands, causes of action and liabilities of any kind (including attorneys' fees and costs), whether based in law or equity, whether contractual or based in common or statutory law, including federal, state, and local laws, whether known or unknown, which Executive had, may now have, or hereafter may have, against the Protected Parties based upon facts occurring up to and including the date of the execution of this Agreement, other than the claims retained as provided in Section 1.2 hereof. Without limiting the generality of the foregoing, Executive hereby specifically releases and discharges the Protected Parties from:

    a.    Any claims relating to Executive's employment by the Protected Parties, including the termination thereof, the terms and conditions of such employment, employee benefits and compensation related to such employment, and/or any of the events relating, directly or indirectly, to or surrounding Executive's termination, including but not limited to claims for discriminatory, wrongful or retaliatory discharge, breach of contract, tort, defamation, slander, and emotional distress, and

    b.    Any claims of discrimination, harassment, whistle blowing or retaliation in connection with Executive's employment, and the termination thereof, whether arising under federal, state or local law, including, without limitation, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-Oxley Act of 2002, and, to the extent applicable to Executive, the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers' Benefit Protection Act of 1990, as amended.

1.2    Claims Retained. Notwithstanding the generality of the foregoing Section 1.1, Executive does not waive or release any right or claim (a) arising after the date on which Executive executes this Agreement, (b) ordinary claims for benefits accrued and vested or due as of his or her Separation Date under any benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or other benefit plan or arrangement sponsored and maintained by the Protected Parties; (c) severance amounts payable to him or her under the terms of the Plan, as described above, including the Cash Payment in Lieu of Outplacements and Medical Benefits/Payments, each as more fully described in the Plan, (d) any claim for compensation due under applicable law that cannot be waived as a matter of public policy, (e) any right to indemnification that Executive may possess as a director, manager, officer or employee of any of the Protected Parties to the fullest extent provided under the indemnification and insurance arrangements or governing documents of such parties or applicable law, and (f) any other right or benefit required by law to be provided.

1.3    Charges. Nothing contained herein shall be deemed to prevent Executive from filing a charge or complaint, including a challenge to the validity of Section 1.1 of this Agreement, with the Equal Employment Opportunity Commission ("EEOC") or from participating in any investigation or proceeding conducted by the EEOC, provided that Executive understands and agrees that he or she shall not be entitled to participate in or receive any damages or other type or form of award relating to any event that occurred prior to his or her execution of this Agreement as a consequence thereof.

2.    EXECUTIVE'S COVENANTS:

2.1    Confidential Information. Executive recognizes and acknowledges that he or she has and will continue to possess confidential, proprietary, non-public information concerning the Protected Parties, whether or not deemed a "trade secret" under applicable law, which may include, without limitation (a) books and records relating to operations, finance, accounting, personnel and management, (b) cost, price, rate and volume data, future price, rate and trading plans, and test data; (c) product and plant design and development; (d) records, computer software, customer lists, information obtained on competitors, and sales tactics, and (e) various other non-public trade or business information, including strategic business opportunities, marketing, business diversification and expansion plans, acquisitions, dispositions, methods and processes, financial data and the like (collectively, the "Confidential Information"). Executive agrees that he or she will not, at any time, make any independent use or disclosure of the Confidential Information, provided that nothing contained herein shall prohibit the use and disclosure of Confidential Information. (x) with the prior written consent of the Company, (y) to the extent required by law or by legal process, provided that Executive shall furnish to the Company not less than five business days prior to such disclosure, or such shorter period as may be necessitated by facts and circumstances, written notice of such law or process, including a copy of all relevant documents, and shall cooperate with the Company to object to such disclosure or to place such disclosure under seal, or (z) if and to the extent such information shall have become public information, other than on account of Executive's breach of this covenant.

2.2    Non-Solicitation of Employees. Executive agrees that during the Restricted Period (as defined below), he or she shall not, directly or indirectly, whether for his or her own benefit or on behalf of another, or to the Company's detriment, hire or offer to hire, or cause any person to hire or offer to hire, any officer, employee or manager of the Protected Parties, or persuade, or attempt to persuade, any such officer, employee or manager to discontinue any relationship with the Protected Parties, provided that general advertisements and/or contact by third-party recruiters that is not initiated, directly or indirectly, by Executive shall not be deemed a breach hereof. For purposes of this Section 2.2, the term "officer, employee or manager of the Protected Parties" shall mean and be deemed to refer to individuals who are employed by the Protected Parties and individuals who ceased employment with the Protected Parties during the six-month period preceding the occurrence of a solicitation prohibited hereunder.

2.3    Business Reputation. Executive agrees that he or she shall refrain from performing any act, engaging in any conduct or course of conduct or making or publishing an adverse, untrue or misleading statement which has, or may reasonably have, the effect of demeaning the name or business reputation of the Protected Parties or which adversely affects, or may be reasonably expected to adversely affect, the best interests, economic or otherwise, of the Protected Parties, except to the extent such statement or conduct may be required by law or legal process.

    The Company agrees that it shall direct its directors and executive officers to refrain from performing any act, engaging in any conduct or course of conduct, or making or publishing an adverse, untrue or misleading statement which has, or may reasonably have, the effect of demeaning the name or business reputation of Executive or which adversely affects, or may be reasonably expected to adversely affect, the best interests, economic or otherwise, of Executive, except to the extent such statement or conduct may be required by law or legal process.

2.4    Non-Solicitation of Customers. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, for Executive's own benefit, on behalf of another, or to the detriment of the Protected Parties, solicit for any business purpose, divert, or attempt to solicit for any business purpose or attempt to divert, any customer of the Protected Parties, determined as of Executive's Separation Date, provided that this restriction on solicitation shall apply to any customer located or doing business in the Restricted Area or who is otherwise named by the Protected Parties on an exhibit hereto.

2.5    Non-Competition. Executive agrees that during the Restricted Period, Executive shall not carry on or engage in, whether directly or indirectly, and whether as a director, officer, employee, partner, contractor, consultant, agent or other advisor, a business that competes with the Company's Business (as defined below); provided that nothing contained herein shall prevent Executive from acquiring or holding less than 2% of the equity securities of a publicly-traded company that is engaged in the Company's Business. The foregoing covenant shall apply only to activities carried on in or related to the Restricted Area.

2.6    Restrictions Reasonable; Severable; Reformation Permitted. Executive agrees that each of the covenants set forth in this Section 2 is intended to constitute a separate restriction. Should any covenant be declared invalid or unenforceable, such covenant shall be deemed severable from and shall not affect the remainder thereof. Executive further agrees that the covenants set forth in this Section 2 are reasonable in both time and geographic scope. Should a court of law or arbitrator, as the case may be, determine that any covenant set forth herein is unenforceable, such covenant shall be deemed reformed to the minimum extent necessary to permit its enforcement.

2.7    Remedies. In the event of a breach, or threatened breach, by Executive of the covenants set forth in this Section 2, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction, without the requirement of bond, which may be obtained by means of a judicial proceeding or arbitration, as determined in the discretion of the Company. To the maximum extent permitted by law, Executive further acknowledges that the Company shall have no further obligation to provide any payment or benefit due to Executive, or his or her estate, spouse or dependents, under the Plan following such breach or threatened breach. Executive agrees that the remedies set forth here shall be in addition to any other legal remedy available to the Company, including damages.

3.    DEFINITIONS: Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Plan, a copy of which has been furnished to Executive.

3.1    The term "Company's Business" shall mean the regulated electric utility business conducted within the State of Louisiana and the ownership and operation of merchant power facilities.

3.2    The term "Restricted Area" shall mean the State of Louisiana, Parishes of Acadia, Allen, Avoyelles, Beauregard, Calcasieu, Catahoula, DeSoto, Evangeline, Grant, Iberia, Jefferson Davis, Lafayette, Natchitoches, Rapides, Red River, Sabine, St. Landry, St Martin, St. Mary, St. Tammany, Vernon, and Washington, and the State of Mississippi, Counties of Coahoma and Yazoo.

3.3    The term "Restricted Period" shall mean the number of months during which Executive's Severance Benefits are payable under the terms of the Plan (specified above), measured from Executive's Separation Date, but in no event more than 24 months.

4.    GENERAL PROVISIONS:

4.1    Arbitration. In addition to the Company's equitable remedies provided under paragraph 2.7 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of JAMS governing employment disputes. Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of Executive and the Company (or the arbitrator will be selected in accordance with the rules of JAMS). All determinations of the arbitrator will be final and binding upon Executive and the Company. Except as provided in Section 4.8 hereof, each party to the arbitration proceeding will bear its own fees and costs in connection with such arbitration proceedings, and the costs and expenses of the arbitrator will be divided evenly between such parties. The venue for any arbitration proceeding will be in Pineville, Louisiana and that the state and federal courts in Alexandria, Louisiana, shall have exclusion jurisdiction of any claim to which the arbitration provision in this Plan does not apply (including a judicial proceeding to enforce the Plan's arbitration provision), and the Executive consents to the personal jurisdiction of any such court.

4.2    Entire Agreement. This Agreement constitutes the final and complete understanding and agreement hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among Executive and the Protected Parties other than those set forth herein, provided that Executive shall remain bound to any confidentiality provisions contained in a handbook, policy or separate agreement with the Company or its Affiliates and Executive shall further be bound by the terms of any additional agreement entered into as a condition of payment under the Plan.

4.3    Amendment. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by Executive and the Company.

4.4    Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and obligations of Executive hereunder shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

4.5    Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent first class mail, postage prepaid, in each case as follows

If to Executive    Addressed to Executive
Most Recent Address on File with the Company

If to the Company.    Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, LA 71360
Attention General Counsel

or to such other address as Executive or the Company, as the case may be, may designate by notice to the other.

4.6    Successors and Assigns. This Agreement will inure to the benefit of, and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company's assets or businesses or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. This Agreement will be binding upon Executive, his or her heirs, estate, legatees and legal representatives.

4.7    Waiver. The failure of the Company to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

4.8    Attorneys' Fees. Section 7.9 of the Plan, Attorneys' Fees, shall be deemed incorporated herein by this reference and shall be applicable in accordance with its terms to any proceeding or arbitration hereunder.

4.9    Executive's Acknowledgements. Executive understands that Section 1 of this Agreement constitutes a general waiver and release in favor of the Protected Parties, as more fully set forth therein. In connection with such waiver and release Executive acknowledges.

    a.    That he or she has been advised to consult an attorney before signing this Agreement and that Executive has done so or has determined that such consultation is not necessary.

    b.    That the Agreement was furnished to him or her on or before the date specified above (the "Delivery Date") and that he or she has 45 calendar days after the Delivery Date to consider whether to sign this Agreement, without alteration, and return it to the Company by first class mail or by hand delivery, and that if he or she executes and delivers this Agreement before the expiration of the 45-day period, Executive will be deemed to have waived the balance of the period.

    c.    That if Executive fails to execute and deliver this Agreement to the Company before the expiration of such 45-day period, he or she shall be deemed to have forfeited any right or benefit due to him or her under the Plan.

    d.    That he or she has been given an opportunity to review this Agreement, including the waiver and release included in Section 1 hereto, that he or she fully understands its provisions, and that he or she has voluntarily entered into this Agreement.

    e.    That he or she may revoke this Agreement by providing written notice to the Company by hand delivery or by U S mail, postage prepaid, in accordance with Section 4.5 hereof, during the seven-day period following its execution; thereafter, this Agreement shall be irrevocable. Executive acknowledges that if he or she revokes this Agreement, the Company shall have no obligation to provide the consideration offered under the Plan.

THIS WAIVER, RELEASE AND COVENANTS AGREEMENT has been executed on this ___________day of ______________, 202___.

EXECUTIVE:     WITNESS:

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Signature    Signature

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